                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check appropriate box:
[X] Preliminary Proxy Statement

                                        [ ] Confidential, For Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12


                              CB BANCSHARES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.



    (1)   Title of each class of securities to which transaction applies:

    (2)   Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)   Proposed maximum aggregate value of transaction:

    (5)   Total fee paid:


[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)   Amount Previously Paid:

    (2)   Form, Schedule or Registration Statement No.:

    (3)   Filing Party:

    (4)   Date Filed:

      REVISED PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED MAY 16, 2003


                           [CB BANCSHARES, INC. LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                 MAY 28, 2003


To our Shareholders:

     Notice is hereby given that a Special Meeting of Shareholders (the
"Special Meeting") of CB Bancshares, Inc. ("Bancshares") will be held at      ,
on Wednesday, May 28, 2003, at 8:00 a.m. local time for the sole purpose of considering, pursuant to Chapter 414E of the Hawaii Revised Statutes (the "Hawaii Control Share Acquisitions Act"), whether to approve the acquisition (the "Control Share Acquisition") of at least a majority of the outstanding shares of Bancshares common stock by Central Pacific Financial Corp. ("CPF") pursuant to CPF's proposed Offer to Exchange, as set forth in Amendment No. 2 to CPF's registration statement on Form S-4 filed on May 9, 2003 (the "Proposed Offer to Exchange").

     Pursuant to CPF's Proposed Offer to Exchange, each shareholder of Bancshares would be entitled to elect to exchange each of its shares of Bancshares common stock for $22.27 in cash and 1.6005 shares of CPF common stock, or for consideration consisting solely of cash or solely of stock of CPF. Without giving effect to the 10% stock dividend declared by the Bancshares Board on April 23, 2003, the consideration in the Proposed Offer to Exchange would be $24.50 in cash and 1.7606 shares of CPF common stock per share of Bancshares common stock. Regardless of the type of consideration elected, the value of the consideration to be exchanged for each share of Bancshares common stock tendered would equal the amount determined by adding $22.27 to the product of 1.6005 and the average closing price of CPF common stock over a 20-trading-day period ending one trading day prior to the close of the Proposed Offer to Exchange. Shareholders of Bancshares choosing all cash or all stock could be subject to proration.


     THE BOARD OF DIRECTORS OF BANCSHARES HAS DETERMINED THAT THE TERMS OF THE PROPOSED OFFER TO EXCHANGE ARE INADEQUATE AND NOT IN THE BEST INTERESTS OF BANCSHARES AND UNANIMOUSLY RECOMMENDS THAT BANCSHARES SHAREHOLDERS VOTE AGAINST APPROVAL OF THE CONTROL SHARE ACQUISITION.

     Holders of record of Bancshares common stock as of the close of business on May 5, 2003 are entitled to notice of, and to vote at, the Special Meeting. Approval of the Control Share Acquisition at the Special Meeting requires the affirmative vote of the holders of a majority of the voting power of all shares of Bancshares common stock entitled to vote which are not beneficially owned by CPF.

     The attached proxy statement contains information relating to the Special Meeting. The proxy statement also provides you with a copy of the Hawaii Control Share Acquisitions statute, as well as additional information about the parties involved. CPF's acquiring person information statement, dated April 28, 2003 and its revised acquiring person information statement, dated as of May 9, 2003, are attached as Exhibit A to the proxy statement.


                                     By Order of the Board of Directors,

                                     /s/ Caryn S. Morita
                                     -------------------
                                     Caryn S. Morita
                                     Corporate Secretary

May   , 2003

     To assure your representation at the Special Meeting, please complete, sign, date, and promptly return the enclosed WHITE proxy card in the envelope provided for that purpose, whether or not you expect to be present at the Special Meeting. If you attend the Special Meeting and are a record holder or hold your shares in "street" name and have a "legal proxy" from your bank, broker or other nominee, you may vote your shares in person.

               REVISED PRELIMINARY COPY, SUBJECT TO COMPLETION,
                              DATED MAY 16, 2003


                           [CB BANCSHARES, INC. LOGO]

                                PROXY STATEMENT
                                       OF
                              CB BANCSHARES, INC.


                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
               UNDER CHAPTER 414E OF THE HAWAII REVISED STATUTES


                          TO BE HELD ON MAY 28, 2003

     This Proxy Statement is being furnished by CB Bancshares, Inc., a corporation organized and existing under the laws of Hawaii ("Bancshares"), in connection with the solicitation by Bancshares of proxies for the purposes described in this Proxy Statement at the Special Meeting of Shareholders to be held on May 28, 2003, and at any and all adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the accompanying WHITE proxy card are first being sent or given to Bancshares' shareholders on or about May
   , 2003.

     The Special Meeting will be held at      , on Wednesday, May 28, 2003, at
8:00 a.m. local time. The Board of Directors has fixed the close of business on May 5, 2003 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date").


PURPOSE OF SPECIAL MEETING

     The sole purpose of the Special Meeting is to consider and vote on a proposal (the "Control Share Acquisition Proposal") to approve, pursuant to the Hawaii Control Share Acquisitions statute (the "Act") set forth in Chapter 414E of the Hawaii Revised Statutes, the acquisition (the "Control Share Acquisition") of at least a majority of the outstanding shares of common stock, $1.00 par value per share, of Bancshares ("Common Stock"), by Central Pacific Financial Corp., a Hawaii corporation ("CPF"), pursuant to CPF's proposed Offer to Exchange as set forth in Amendment No. 2 to CPF's registration statement on Form S-4 filed on May 9, 2003 (the "Proposed Offer to Exchange").

     Pursuant to the Proposed Offer to Exchange, each shareholder of Bancshares would be entitled to exchange each share of Common Stock for $22.27 in cash and
1.6005 shares of common stock, no par value per share, of CPF ("CPF Common Stock"), or for consideration consisting solely of cash or solely of shares of CPF Common Stock. Regardless of the type of consideration elected, the value of the consideration to be exchanged for each share of Bancshares common stock tendered would equal the amount determined by adding $22.27 to the product of
1.6005 and the average closing price of CPF common stock over a 20-trading-day period ending one trading day prior to the close of the Proposed Offer to Exchange. The foregoing description of the consideration in the Proposed Offer to Exchange takes into account the 10% stock dividend payable to shareholders of Bancshares on June 27, 2003. Without giving effect to that 10% stock dividend, the consideration in the Proposed Offer to Exchange would be $24.50 in cash and 1.7606 shares of CPF Common stock per Bancshares share of Common Stock. The proposed acquisition is described further in CPF's revised acquiring person information statement dated as of May 9, 2003, which is attached as Annex A to this Proxy Statement.


     As more fully described below in the section entitled "Hawaii Control
Share Acquisitions Statute," Bancshares shareholder approval must be obtained before CPF may acquire a majority of the voting power in the election of directors of Bancshares, whether through completion of the Offer to Exchange or otherwise. If Bancshares shareholders authorize the Control Share Acquisition at the Special Meeting, CPF would not be prohibited by the Act from completing the Proposed Offer to Exchange. However, authorization of the Control Share Acquisition for purposes of the Act would not require any Bancshares shareholder to accept the Proposed Offer to Exchange.


     YOUR BOARD OF DIRECTORS BELIEVES THAT THE CONSIDERATION TO BE OFFERED IN THE PROPOSED OFFER TO EXCHANGE IS INADEQUATE AND NOT IN THE BEST INTERESTS OF BANCSHARES. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANCSHARES' SHAREHOLDERS VOTE AGAINST THE CONTROL SHARE ACQUISITION.

     IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A BLUE PROXY CARD TO CPF, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. WHETHER OR NOT YOU SIGNED THE BLUE PROXY CARD, THE BANCSHARES BOARD OF DIRECTORS URGES YOU TO REJECT THE PROPOSAL TO APPROVE THE CONTROL SHARE ACQUISITION BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. REGARDLESS OF THE NUMBER OF BANCSHARES SHARES YOU OWN, YOUR PROXY IS IMPORTANT. PLEASE ACT TODAY.

     IF YOUR BANCSHARES SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR BANCSHARES SHARES AGAINST THE CONTROL SHARE ACQUISITION PROPOSAL.

     If you have any questions concerning Bancshares' solicitation of WHITE proxy cards, please contact our proxy solicitor:


                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                           New York, New York 10022


                        Call Toll Free: 1-877-
                        Banks and Brokers call collect:
                                 212-


VOTING AT THE SPECIAL MEETING

     At the Special Meeting, Bancshares shareholders will be asked to consider whether to approve a resolution authorizing the Control Share Acquisition. Under the Act, approval of the Control Share Acquisition requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote which are not beneficially owned by CPF. The Act provides that "beneficial ownership" must be determined pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules adopted thereunder. See "Shares Eligible to be Voted" below.

     A quorum will be deemed present at the Special Meeting if at least a majority of the shares of Common Stock issued, outstanding and entitled to vote is represented at the Special Meeting in person or by proxy. Accordingly, no shares beneficially owned by CPF will be taken into account for purposes of determining the presence of a quorum. In accordance with Bancshares' Bylaws, the Special Meeting may be adjourned, from time to time, if a quorum is not present, without notice other than the announcement at the Special Meeting, to such date as shall be determined by vote of the holders of a majority of the shares of Common Stock present and entitled to vote and to such time and place as shall be determined by the Chairman. If a quorum is present, the Special Meeting may be adjourned, from time to time, without notice other than the announcement at the Special Meeting, only by the Chairman of the Special Meeting and only to such date, time and place as shall be determined by the Chairman. Pursuant to the Act, in no event may the Special Meeting be adjourned to a date later than June 22, 2003.

     As of May 5, 2003 there were 3,919,388 shares of Common Stock issued and outstanding. Each share of Common Stock (other than shares beneficially owned by CPF) entitles the holder thereof to one vote on the Control Share Acquisition Proposal.

     A vote to approve the Control Share Acquisition will not obligate a Bancshares shareholder to tender its Bancshares shares pursuant to the Proposed Offer to Exchange if and when it is commenced. Each shareholder of record on the Record Date will be entitled to vote at the Special Meeting, even if such shareholder has sold its shares of Common Stock after the Record Date. As discussed above, the votes of holders of shares beneficially owned by CPF will not be taken into account in determining whether a quorum exists or whether the Control Share Acquisition is approved.

     Whether or not a Bancshares shareholder plans to attend the Special Meeting, the Bancshares Board of Directors urges all Bancshares shareholders to vote AGAINST approval of the Control Share Acquisition on the accompanying WHITE proxy card and immediately mail it in the enclosed postage paid envelope. Each Bancshares shareholder may revoke its proxy at any time before it is voted at the Special Meeting by delivering a written notice of revocation or a later dated proxy for the Special Meeting to CB Bancshares, Inc., c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022.

     Proxies for the Special Meeting also may be revoked by voting in person at the Special Meeting, although attendance at the Special Meeting will not in and of itself revoke a proxy. Unless revoked in the manner set forth above, WHITE proxies received by Bancshares in the accompanying form will be voted at the Special Meeting only in accordance with the written instructions set forth on the proxy card. In the absence of written instructions, WHITE proxies in the form accompanying this Proxy Statement will be voted AGAINST the Control Share Acquisition.

     Any abstention from voting on a proxy which has not been revoked will be included in computing the number of shares of Common Stock present for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as an AGAINST vote. When brokers do not receive voting instructions from customer, they are permitted to, and generally do, exercise discretionary voting authority with respect to the customer's shares on "routine" matters being voted on at the meeting. If there are non-routine matters also being voted upon at the same meeting, the broker is not permitted to exercise discretionary voting authority on such matters, and the shares voted by the broker in its discretion on routine matters are considered broker non-votes with respect to the non-routine matters. The Control Share Acquisition Proposal is a non-routine matter and brokers may not exercise discretionary voting authority with respect to the Control Share Acquisition Proposal. Since, pursuant to applicable Hawaii law, there are no other matters that may be voted upon at the Special Meeting, Bancshares does not believe there will be any broker non-votes. If, however, there are any broker non-votes, such broker non-votes will be included in the quorum and will have the same effect as a vote AGAINST the proposal.

SHARES ELIGIBLE TO BE VOTED

     Pursuant to the requirements of the Act, none of the shares of Common Stock beneficially owned by CPF will be eligible to be voted at the Special Meeting. According to the Information Statement delivered by CPF, CPF and its affiliates own in the aggregate 88,741 shares of Common Stock. These shares of Common Stock will not be eligible to be voted at the Special Meeting.


     CPF entered into a voting agreement and proxy (the "TON Voting Agreement") with TON Finance, B.V. ("TON") as of April 16, 2003, pursuant to which TON has agreed to vote 295,587 shares of Common Stock beneficially owned by it (the "TON Shares") in favor of proposals to, among other things, approve the Proposed Offer to Exchange and any proposal to facilitate such transaction. In addition, TON has agreed to vote its remaining 52,677 shares of Common Stock in favor of any proposals to, among other things, facilitate the Proposed Offer to Exchange if the Control Share Acquisition Proposal is approved at the Special Meeting. TON and CPF have also agreed that TON will vote all of its shares against any alternative proposal that may be presented to the shareholders of Bancshares. Bancshares has advised CPF that, as a consequence of the terms of the TON Voting Agreement, CPF is deemed to beneficially own all of the 348,264 shares of Common Stock owned by TON and has solicited a proxy from TON with respect to the Control Share Acquisition Proposal sooner than 30 days prior to the Special Meeting. Accordingly, the 348,264 shares of Common Stock owned by TON and subject to the TON Voting Agreement are not entitled to vote to approve the Control Share Acquisition Proposal at the Special Meeting in accordance with the Act. CPF has acknowledged in its Information Statement that it beneficially owns the TON Shares, and that CPF will not contest Bancshares' assertion that those shares are not entitled to vote at the Special Meeting. CPF has also stated publicly that it has "released TON from all its voting obligations as they relate to proposed control share acquisitions pursuant to the Hawaii Control Share Acquisitions statute."


     The number of shares of Common Stock beneficially owned or deemed to be beneficially owned by CPF may change prior to the Special Meeting. Accordingly, the number of shares of Common Stock that are not eligible to vote on the Control Share Acquisition Proposal will be finally determined as of the time of the Special Meeting.

BACKGROUND

     Sometime late in 1999 or early in 2000, Bancshares approached CPF on an informal basis to discuss the possibility of entering into discussions concerning a business combination. This discussion was preliminary in nature and was terminated prior to any formal discussion or negotiation.

     On or about May 23, 2002, CPF approached Bancshares with an indication of interest regarding a possible combination between Bancshares and CPF. The proposed transaction contemplated the acquisition of Bancshares by CPF in a stock-for-stock merger.

     On June 10, 2002, the Executive Committee of the Board of Directors of Bancshares met with management to discuss CPF's proposal. After careful consideration, the Executive Committee determined not to pursue the proposal with CPF. At the request of the Executive Committee, Bancshares delivered a written response to CPF informing them that Bancshares was not interested in pursuing further discussions on its proposal.

     On March 17, 2003, representatives of Bear, Stearns & Co. Inc. ("Bear Stearns") met with Ronald K. Migita, President and Chief Executive Officer of Bancshares, and Dean K. Hirata, Senior Vice President and Chief Financial Officer of Bancshares. Management of Bancshares believed that the purpose of the meeting was a business courtesy call. The representatives of Bear Stearns, identifying themselves as representing CPF, briefly discussed a proposal for the merger of CPF and Bancshares. The contemplated cash and stock merger intended to provide $70 in value for each share of Common Stock, comprised of approximately 30% in cash and 70% in stock.

     On March 21, 2003, CPF delivered to Bancshares' senior management a letter detailing the terms of the transaction proposed in the March 17 presentation. Bancshares' management met with representatives of CPF and Bear Stearns on April 2, 2003 to seek clarification regarding certain terms of CPF's proposal. Following that meeting, Bancshares' management believed that further discussions with CPF's management would not be productive while it continued to study CPF's proposal.

     On or around April 7, 2003, CPF sent another copy of its March 21, 2003 letter to each of the directors of Bancshares and City Bank, Bancshares' wholly owned banking subsidiary. Bancshares acknowledged receipt of CPF's April 7, 2003 letter.

     On April 15, 2003, before the Bancshares Board of Directors had had an opportunity to meet to discuss and evaluate CPF's proposal, CPF delivered a second letter to the members of Bancshares' Board of Directors. In that letter, CPF indicated that it was prepared to offer 1.8956 shares of CPF Common Stock plus $21 in cash for each share of Common Stock. CPF also indicated that it intended to publicly announce its merger proposal the following day and requested that Bancshares respond to its proposal before 12:00 noon, Hawaii time, on April 25, 2003. CPF also indicated in its April 15, 2003 letter that TON had agreed to vote 295,587 of its shares of Common Stock in favor of the proposed merger, a possible exchange offer, and other proposals that could be made to facilitate the transaction. On April 16, CPF issued a press release announcing its merger proposal and reiterating its April 25, deadline. On April 17, 2003 CPF held a conference call with analysts in which it presented the details of its merger proposal.

     On April 17, 2003, Bancshares announced that it had received the proposal from CPF, and on April 23, 2003 it advised CPF that Bancshares' Board would address the merger proposal promptly and in an orderly manner and would respond in a timely fashion, but not before April 25, 2003. On April 23, Bancshares also issued a press release announcing that it had engaged a financial advisor and legal counsel to assist its Board of Directors and management team in evaluating CPF's merger proposal.

     The Board of Directors of Bancshares met on April 23, 2003 and, among other things, declared a 10% stock dividend and a cash dividend of $0.12 per common share for the second quarter of 2003, payable on June 27, 2003 to stockholders of record on June 16, 2003. Similar 10% stock dividends were declared in the second quarters of 2001 and 2002. At the April 23 meeting, Bancshares' senior management briefly reviewed the terms and conditions of CPF's merger proposal with the Board, but did not engage in a formal evaluation or analysis of the proposal.

     On April 28, 2003, Bancshares received a notice from CPF demanding that Bancshares call a special shareholders meeting under the Act for the purpose of voting upon the Control Share Acquisition Proposal. CPF also announced that it had filed documents with federal and state regulators in furtherance of its attempt to seek control of Bancshares.

     On May 1, 2003, CPF announced that, in light of the 10% stock dividend announced by Bancshares on April 29, it was amending its offer so that the per share amount of cash to be paid and of shares of CPF Common Stock to be issued pursuant to the Proposed Offer to Exchange was adjusted from $21.00 to $19.09 in cash and from 1.8956 to 1.7233 shares of CPF Common Stock.

     On May 2, 2003, CPF amended and supplemented its prior application submitted to the Division of Financial Institutions of the Department of Commerce & Consumer Affairs of Hawaii to include a request that the Commissioner of the Division approve CPF making a tender/exchange offer, pursuant to Section 412:3-612(a)(2) of the Hawaii Revised Statutes. CPF cannot commence its Proposed Offer to Exchange until such application is approved.

     On May 4, 2003, the Board of Directors of Bancshares met with senior management and Bancshares' independent financial and legal advisors to consider and discuss CPF's merger proposal and Bancshares' response. After careful consideration, the Board concluded that the CPF proposal was inadequate and not in the best interests of Bancshares. The Board of Directors of Bancshares authorized the issuance of a press release and delivery of a letter to CPF communicating its determination. Accordingly, on May 4, 2003, Bancshares issued a press release announcing the Board's unanimous rejection of CPF's proposal. In addition, the letter authorized by the Board of Directors was sent to CPF. A copy of the letter follows:

May 4, 2003

Mr. Clinton K. Arnoldus
Chairman, President and
Chief Executive Officer
Central Pacific Financial Corporation
P. O. Box 3590
Honolulu, Hawaii 96811-3590


Dear Chairman Arnoldus and Directors of Central Pacific Financial Corporation:

     After a full and thorough analysis of your proposal including consultation with our independent financial and legal advisors, the Board of Directors of CB Bancshares, Inc. has unanimously rejected your proposal. Our decision is based on what we believe is in the best interest of our shareholders, employees, customers, suppliers, the communities we serve, and the economy of the State of Hawaii. After careful consideration, we have concluded that the financial terms of your offer fail to recognize the value that we are capable of delivering to our shareholders through the continued execution of our current strategy. Your unsolicited proposal undervalues our franchise, our market position and the loyalty of our customers, and raises serious concerns about the adverse effect such a combination would have on the people, communities and economy of Hawaii.

     As responsible members of the local business community, it is incumbent upon us to express our regret over the tactics employed throughout this ill-advised endeavor. A merger between two major financial institutions in a place of our size and culture is a serious undertaking that impacts many thousands of individuals and businesses. A transaction pursued in such an overtly hostile manner only serves to reduce the value of both of our franchises.

     For all of these reasons and others, we cannot in good faith offer anything other than a rejection of your proposal. In the spirit of our founders and for the benefit of both of our constituencies, we ask that you honor and accept our decision. We would then welcome you back as a worthy competitor and member of the community.


                                     Sincerely,



                                     /s/ Lionel Y. Tokioka
                                     Chairman of the Board


     On May 5, 2003, Bancshares received a letter from CPF requesting that the date of the Special Meeting be moved by three weeks, to June 19, 2003. On May 7, 2003, Bancshares delivered to CPF a letter rejecting CPF's request.

     On May 9, 2003, CPF delivered a letter to Bancshares purporting to "rescind, revoke and withdraw" its April 15 merger proposal and the related information statement delivered on April 28. In the same letter, CPF argued that in light of its withdrawal of its prior proposal, the Special Meeting scheduled for May 28 was "moot" and should be cancelled. Also on May 9, CPF delivered a second letter to Bancshares presenting a revised proposal pursuant to which Bancshares shareholders would receive 1.7606 shares of CPF Common Stock and $24.50 in cash for each outstanding share of Common Stock (or 1.6005 shares and $22.27 in cash per share of Common Stock on a post-stock dividend basis). This revised proposal did not materially modify the value of the total consideration offered by CPF, but only changed the mix of cash and stock consideration to be received per share of Common Stock.

     On May 9, 2003, CPF also amended its registration statement on Form S-4 so that the consideration to be paid in the Proposed Offer to Exchange would be the same as that to be paid pursuant to the proposal reflected in CPF's May 9 letter to Bancshares.

     On May 12, 2003, the Board of Directors of Bancshares met with senior management and Bancshares' independent financial and legal advisors to consider and discuss CPF's revised proposal and Bancshares' response. After careful consideration, the Board unanimously concluded that the revised proposal was inadequate and not in the best interests of Bancshares.

     Following the Board meeting, Bancshares issued a press release announcing the Board's unanimous decision. Bancshares also advised CPF that the Special Meeting to consider the Control Share Acquisition would be held on May 28, 2003, as Bancshares' Board had previously scheduled in accordance with Hawaii law and CPF's letter dated April 28, 2003.


     On May 13, 2003, CPF delivered to Bancshares a letter requesting that a special meeting of shareholders be held on June 26, 2003 to vote on the Control Share Acquisition Proposal. CPF's letter was accompanied by letters executed by a number of Bancshares' shareholders purporting to designate CPF as their agent to call a special meeting. Bancshares believes that CPF's request was invalid because, among other things, a special meeting of shareholders had already been properly called by the Board of Directors of Bancshares to consider the Control Share Acquisition Proposal. CPF disputes Bancshares' position and maintains that the May 28 Special Meeting is "moot." On May 14, 2003, CPF filed a complaint against Bancshares in the State court of Hawaii seeking a temporary restraining order and preliminary injunction to prevent Bancshares from holding the Special Meeting or taking any actions in furtherance of a solicitation in connection with the Special meeting. See "Certain Litigation" below. On May 16, 2003, CPF's motion for a temporary restraining order was denied. Bancshares believes that CPF's claim is without merit an intends to contest the action vigorously. However, if CPF prevails in its motion for a preliminary injunction, Bancshares may be forced to reschedule the Special Meeting to a different date and time.


RECOMMENDATION OF THE BANCSHARES BOARD OF DIRECTORS

     After careful consideration, including a thorough review of the CPF proposal and the Proposed Offer to Exchange with Bancshares' independent financial and legal advisors, the Bancshares' Board of Directors unanimously determined that the Proposed Offer to Exchange was inadequate and not in the best interests of Bancshares and that Bancshares shareholders should vote AGAINST the approval of the Control Share Acquisition.

     In reaching the conclusion that the Proposed Offer to Exchange is inadequate and not in the best interests of Bancshares and the recommendation described above, the Bancshares Board of Directors consulted with its senior management and its independent legal and financial advisors and took into account numerous factors, including but not limited to the following:


i. The Bancshares Board's familiarity with and review of Bancshares' business, operations, financial condition and earnings on both an historical and prospective basis and the historical trading prices of the Common Stock. In this respect, the Board noted that Bancshares' financial outlook has improved as a result of, among other things, positive momentum with compound annual earnings per share growth of more than 15 percent over the last five years, continued growth in core deposits and fee income, a declining efficiency ratio and improved asset quality from 1998 to 2002 (with total loans declining consistently since 2000). The Board also took into account management's view that, with increased loan loss reserves and significant funding and capital capacity, Bancshares is well positioned for future growth. In considering Bancshares' financial outlook, the Board also took into consideration that Bancshares' earnings per share growth has varied from year to year, including earnings per share of $.07 reported in 1999; however, the Board concluded that this factor was substantially outweighed by positive factors, including those discussed above.


ii. The written opinion, dated May 12, 2003, of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the consideration to be offered in the Proposed Offer to Exchange is inadequate, from a financial point of view, to the holders of shares of Common Stock, other than CPF and its affiliates. A copy of the opinion of Sandler O'Neill, which sets forth the matters considered, assumptions made, and limitations on the review undertaken by Sandler O'Neill is attached as Annex C hereto and is incorporated herein by reference. Sandler O'Neill's opinion is addressed to Bancshares' Board of Directors, addresses only the inadequacy, from a financial point of view, to the holders of shares of Common Stock of the consideration to be offered in the Proposed Offer to Exchange, other than CPF and its affiliates, and does not constitute a recommendation to any shareholder as to whether or not such shareholder should tender shares pursuant to the Proposed Offer to Exchange or with respect to how such shareholder should vote or act on any matter relating to the Proposed Offer to Exchange. Shareholders are urged to read the opinion of Sandler O'Neill carefully in its entirety.

iii. The Bancshares Board's review of the business, operations, earnings and financial condition of CPF on both a historical and prospective basis. In this regard, the Bancshares Board took into account the possibility that CPF will face difficulties sustaining its historical rate of earnings growth, due to, among other things, the following factors:

     o Concurrent with announcing its merger proposal, CPF management lowered its estimated range of earnings per share growth to 6%-8% from 10%-12%;


     o The increased level of competition in the commercial real estate market in which CPF and Bancshares compete, and the possibility that such increased competition could negatively affect CPF's revenue in the future. In this regard, the Board was advised that, based on the experience of Bancshares, the two largest banks in Hawaii recently have made an effort to compete for an increased share of the commercial real estate lending market, and as a result of the increased presence of these two institutions, the terms of commercial real estate products have become more competitive;


     o CPF's negative interest rate sensitivity "gap" position, which could reduce its ability to increase leverage and/or negatively impact its balance sheet if interest rates rise; and


     o The impact of share repurchases on CPF's reported earnings per share, including the fact that (1) since 1998 CPF has repurchased approximately 27% of its shares outstanding, and (2) share buybacks represented as much as one-third of the trading volume in CPF's common stock in certain quarterly reporting periods (with the Board being advised that CPF's earnings per share would have increased over this period without giving effect to its stock repurchases).


iv. The Board's belief that, despite their experience in the banking industry, CPF's current senior management is new and untested as a managerial team, because four of CPF's top five executive officers have assumed their present offices with CPF only within the past two years and have never worked together in those positions to manage the implementation of a major corporate transaction comparable to that of merging and integrating Bancshares and CPF. Furthermore, the Bancshares Board was advised that, despite his previous experience in the banking industry (including prior positions as CEO and President of several privately held banks), Mr. Arnoldus, CEO and President of CPF, has only 13 months of experience leading a publicly traded financial institution and has never managed the process of consummating a bank acquisition. The Bancshares Board also noted that CPF recently has undertaken a major organizational restructuring due to what Bancshares believes were perceived weaknesses in CPF's existing organizational structure.

v. The fact that, based on a review of publicly available data, CPF has not completed a single acquisition of another entire financial institution in its 49-year history and therefore lacks any institutional experience in successfully completing the delicate task of merging and integrating the operations of an institution that is more than three-quarters its size (based on total assets). In this regard, the board noted that hostile transactions such as Wells Fargo's acquisition of First Interstate Bancorp in 1996 have demonstrated that hostile acquisitions present dramatically higher execution and integration risk than fully consensual transactions that combine the best management talents of both organizations.

vi. The Bancshares Board's review of the historical trading prices of CPF Common Stock. In this regard, the Bancshares Board noted,

      o the volatility of CPF's common stock price, which during the last 12 months has fluctuated between $15.75 and $31.08, suggesting that any premium currently offered to Bancshares shareholders may not be a reliable indicator of the future value of the CPF Common Stock that Bancshares shareholders would receive in the Proposed Offer to Exchange;

      o that CPF's common stock was very recently trading at an all-time high of 2.4 times book value; and

      o that the Common Stock outperformed CPF Common Stock over the three-year period ending April 16, 2003.

vii. The negative effect that an acquisition of Bancshares by CPF can be expected to have on Bancshares' non-shareholder constituencies, including its customers, suppliers, communities, employees and the state of Hawaii. In this regard, the Bancshares Board noted that:

      o approximately 10 branches of the combined company would be consolidated and Bancshares' loan production offices in California would be closed, which would result in a disruption in services, loss of jobs, and customer attrition, all of which could negatively affect the revenue of the combined company;


      o based on the Bancshares' experience and knowledge of the industry, as well as CPF's projected annual cost savings of $16 million, the workforce reduction of a combined bank could be estimated to be approximately 200 employees. The Board was advised that most of these workforce reductions could be expected to involve middle managers, branch personnel and back office employees because these are the areas typically consolidated in a bank combination.

      o Bancshares has a long history of offering financial products and services that are uniquely targeted to the needs of the community's low and medium-income clients, and, in Bancshares' view, it is unlikely that CPF would continue to offer these products and services at the same level offered by Bancshares currently.

      o Bancshares has a Community Reinvestment Act ("CRA") lending rating of "high satisfactory," and CPF has a CRA lending rating of "low satisfactory." Furthermore, Home Mortgage Disclosure Act data from 2001 (the most recent available date) indicate that Bancshares originated 6 times as many home mortgage loans to low- and moderate-income individuals and 4 times as many small business loans to businesses in low-to-moderate-income census tracts as CPF, reflecting that, as an institution, Bancshares has made a more concerted effort to target low- and medium-income customers.

      o Bancshares offers certain products aimed at retail and small-business customers which CPF does not offer and which would compete with other comparable products offered by CPF that CPF would likely maintain.

      o The proposed business combination would impact the following constituencies, among others: (1) approximately 4,500 small business suppliers of Bancshares, (2) as many as approximately 29,000 banking customers of the combined company, who would be forced to either switch their primary bank branch or switch banks as a result of the closing of an estimated 10 branches of the resulting entity and (3) an estimated 200 employees of the two banks, who could lose their jobs in a combination.


viii. The Bancshares Board's belief that the transaction raises significant antitrust and anti-competitive concerns. Among other things, the Board was advised that the proposed transaction would significantly reduce competition because Bancshares is CPF's closest rival for Hawaii's small and medium-sized business and retail customers. The Board noted that the proposed transaction would raise market concentrations well above relevant thresholds for competitive concerns, raising the possibility that the transaction will be challenged by State and Federal antitrust authorities.

ix. The fact that the Proposed Offer to Exchange is highly conditional, including the following:

     o Minimum Tender Condition. Valid tender of a number of shares of Common Stock which, when added to the shares owned by CPF, constitute at least 75.1% of the outstanding shares of Common Stock on a totally diluted basis.

     o Due Diligence Condition. CPF's completion of satisfactory due diligence on Bancshares;

     o Regulatory Approvals Condition. CPF's receipt of all applicable regulatory approvals required to consummate the acquisition of Bancshares, including the Federal Reserve Board and the Hawaii Commissioner of Financial Institutions, and the expiration or termination of any applicable waiting periods;

     o Control Share Condition. Receipt of the requisite approval of Bancshares' shareholders under the Act or CPF being satisfied, in its sole discretion, that such law is inapplicable or invalid;

     o CPF Shareholder Approval Condition. Approval of the issuance of shares of CPF common stock pursuant to the Bancshares acquisition by the shareholders of CPF in accordance with the rules of the New York Stock Exchange;

     o Rights Plan Condition. The Board of Directors of Bancshares having redeemed the rights under Bancshares' shareholder rights agreement or such agreement having been made or found inapplicable or illegal;

     o No Adverse Agreement or Transaction Condition. Bancshares' not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing CPF's ability to acquire Bancshares or otherwise diminishing the value of the acquisition of Bancshares; and

     o CPF Registration Statement Condition. The registration statement filed with the Securities and Exchange Commission by CPF, relating to the securities to be issued in the Proposed Offer to Exchange, having become effective.

CERTAIN MATTERS RELATING TO BANCSHARES' FINANCIAL ADVISOR

     The following is a summary of the material financial analyses of Bancshares and CPF performed by Sandler O'Neill in preparing its opinion and does not purport to be a complete description of the analyses performed by Sandler O'Neill.

     Comparative Stock Price Performance. Sandler O'Neill reviewed the reported closing per share market prices and volume of the common stock of each of Bancshares and CPF for the one and three-year periods ended May 9, 2003, and compared the performance of the closing prices of Bancshares Common Stock and CPF Common Stock, respectively, to the performance of certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and Standard & Poor's Bank Index over the same periods.


     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial information and public market trading multiples for Bancshares, CPF and two groups of financial institutions selected by Sandler O'Neill. The first group was comprised of ten publicly traded commercial banks of comparable size located in the Western region of the United States, comprising Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington and Wyoming. The second group consisted of the ten publicly traded commercial banks of comparable size having the highest estimated long-term earnings per share growth rate, based on publicly available research analysts' estimates. Sandler O'Neill noted that all such companies had an estimated long-term earnings per share growth rate greater than 13.5%.

     Analyses of Selected Precedent Transactions. Based on publicly available information, Sandler O'Neill reviewed all merger and acquisition transactions announced from January 1, 2002 to May 9, 2003 involving publicly traded commercial banks as targets and with transaction values greater than $15 million. Sandler O'Neill reviewed 99 transactions announced nationwide from January 1, 2002 to May 9, 2003, including 20 transactions announced in the Western region of the United States. Based on this analysis, Sandler O'Neill noted that the largest such transaction announced during the period from January 1, 2002 to May 9, 2003 had a transaction value of $3,375.5 million.


     Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill performed a discounted dividend stream and terminal value analysis of Bancshares common stock through December 31, 2007, based on financial projections for Bancshares for the years 2003 through 2007 provided by or reviewed with management of Bancshares and using a range of different price/earnings multiples and discount rates. Sandler O'Neill also performed a similar analysis of CPF common stock, based on median I/B/E/S estimates and publicly available management guidance of CPF.

     Pro Forma Analysis of the Proposed Transaction. Sandler O'Neill also analyzed the pro forma impact of the proposed transaction on estimated earnings per share and tangible book value per share for CPF for fiscal years 2003 through 2008.

     Sandler O'Neill is a nationally recognized investment-banking firm whose principal business specialty is financial institutions. Sandler O'Neill was selected by Bancshares based on the firm's reputation and experience in investment banking in general and its recognized expertise in the valuation of financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of business, Sandler O'Neill may purchase securities from and sell securities to Bancshares and CPF or their affiliates. Sandler O'Neill may also actively trade the equity and/or debt securities of both Bancshares and CPF or their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Bancshares has retained Sandler O'Neill as independent financial advisor in connection with, among other things, Bancshares' analysis and consideration of the Proposed Offer to Exchange. Pursuant to a letter agreement dated April 22, 2003, Bancshares has agreed to pay fees to Sandler O'Neill as follows: (a) $300,000 for the period commencing on April 22, 2003 and ending July 31, 2003, payable upon execution of the letter agreement; (b) $200,000 per quarter for each of the quarters commencing August 1, 2003, November 1, 2003 and February 1, 2004, payable on the first day of each such quarterly period; and (c) $150,000 per quarter for each of the quarters commencing May 1, 2004 and August 1, 2004, payable on the first day of each such quarterly period. In the event that a change of control of Bancshares is consummated at any time prior to October 31, 2004, Bancshares agreed to pay Sandler O'Neill, immediately upon any such change of control, a fee equal to the difference between $1.2 million and the aggregate amount previously paid to Sandler O'Neill pursuant to the letter agreement. Bancshares has also agreed to reimburse Sandler O'Neill for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify them and certain related persons against certain liabilities relating to, or arising out of, the engagement.


HAWAII CONTROL SHARE ACQUISITIONS STATUTE

     The Act provides that, unless otherwise expressly provided in the articles incorporation of an issuing public corporation, any control share acquisition with respect to such corporation requires the prior authorization of its shareholders. An "issuing public corporation" is defined as a corporation incorporated in Hawaii with at least one hundred shareholders and having its principal place of business or substantial assets located in Hawaii.

     A "control share acquisition" is defined by the Act as an acquisition of shares of any issuing public corporation resulting in beneficial ownership by an acquiring person of any of the following ranges of voting power in the election of directors:

     o    At least ten per cent but less than twenty per cent;

     o    At least twenty per cent but less than thirty per cent;

     o    At least thirty per cent but less than forty per cent;

     o    At least forty per cent but less than a majority; or

     o    At least a majority.

The definition of "control share acquisition" does not include, among other things, an acquisition (i) pursuant to a merger or share exchange executed in accordance with applicable law, if the issuing public corporation is a party to the plan of merger or share exchange; (ii) that is approved by resolution of the board of directors of the issuing public corporation before the acquisition occurs; or (iii) that the board of directors of the issuing public corporation determines, by resolution before the acquisition occurs, is not a control share acquisition.

     A person proposing to make a control share acquisition must deliver to the issuing public corporation an information statement containing all of the following: (1) the identity of the person, (2) a reference that the statement is made under Section 414E-2 of the Act, (3) the number of shares of the issuing public corporation beneficially owned by the person, (4) the range of voting power in the election of directors that would result from the consummation of the control share acquisition, and (5) the terms of the proposed control share acquisition, including but not limited to, the source of funds or other consideration and the material terms of the financial arrangements for the control share acquisition; any plans or proposals of the acquiring person to liquidate the issuing public corporation, sell all or substantially all of its assets, or merge it or exchange its shares with any other person, change the location of its principal executive office or of a material portion of its business activities, change materially its management or policies of employment, alter materially its relationship with suppliers or customers or the communities in which it operates, or make any other material change in its business, corporate structure, management, or personnel, and such other information which would affect the decision of a shareholder with respect to voting on the proposed control share acquisition. A copy of the information statement provided to Bancshares by CPF is attached to this Proxy Statement as Annex A.

     A person who is required to deliver an information statement (an "acquiring person") may consummate the proposed control share acquisition if and only if both of the following occur:

     o The proposed control share acquisition is approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote which are not beneficially owned by the acquiring person (the Act provides that "beneficial ownership" must be determined pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules promulgated thereunder, as amended); and

     o The proposed control share acquisition is consummated within 180 days after shareholder approval.

All shares acquired by an acquiring person in violation of the foregoing must be denied voting rights for one year after acquisition. The shares must be nontransferable on the books of the issuing corporation for one year after acquisition and the issuing corporation, during the one-year period, must have the option to call the shares for redemption either at the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ending prior to the date of the call for redemption. The redemption must occur on the date set in the call notice but not later than sixty days after the call notice is given.

     Within five days after receipt of an information statement, a special meeting of the shareholders of the issuing public corporation must be called to vote on the proposed control share acquisition. The meeting must be held no later than fifty-five days after receipt of the information statement, unless the acquiring person agrees to a later date and no sooner than thirty days after receipt of the information statement, unless the acquiring person so requests in writing when delivering the information statement. The notice of the meeting must be given within twenty-five days after receipt of the information statement.

     Under the Act, any proxy relating to a meeting of shareholders must be solicited separately from the offer to purchase or solicitation of an offer to sell shares of the issuing public corporation and must not be solicited sooner than thirty days before the meeting unless otherwise agreed in writing by the acquiring person and the issuing public corporation.

     The foregoing summary does not purport to be a complete statement of the provisions of the Act. The foregoing summary is qualified in its entirety by reference to the Act (a copy of which is attached as Annex B to this Proxy Statement).

ADMITTANCE TO SPECIAL MEETING

     You are entitled to attend the Special Meeting only if you were a Bancshares shareholder as of the close of business on May 5, 2003 or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the record date prior to being admitted to the meeting. If you are not a record holder but hold Bancshares shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to May 5, 2003, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Special Meeting. If you are a participant in the Bancshares Employee Stock Ownership Plan ("ESOP"), your name will be verified against the list of plan participants on the Record Date prior to being admitted to the meeting.


CERTAIN LITIGATION

     On April 28, 2003, Barbara Clarridge (the "Plaintiff") filed a complaint against Bancshares and each of the members of Bancshares' Board of Directors in the Circuit Court of the First Circuit, State of Hawaii. The case is denominated as a class action on behalf of all Bancshares shareholders although no proceedings have taken place regarding possible class certification. Plaintiff alleges, among other things, that the Proposed Offer to Exchange is futile without approval of Bancshares' directors because of Bancshares' rights plan, and that the defendants have refused to seriously consider CPF's proposal. The complaint seeks a judgment (1) directing the defendants to give due consideration to any proposed business combination; (2) directing the defendants to assure that no conflicts of interest exist between the directors and their duties to the corporation; (3) awarding the plaintiff costs and attorneys' fees; and (4) granting such other relief as the court deems proper. Bancshares believes the claims are without merit and intends to defend against them vigorously.

     On May 8, 2003, the Plaintiff filed a motion for preliminary injunction asking the court to: (1) enjoin indefinitely, until further order of the court, the Bancshares special shareholders' meeting scheduled for May 28, 2003; (2) enjoin enforcement of the Bylaw amendment adopted May 4, 2003 regarding adjournment of shareholders meetings; and (3) enjoin any further amendment to Bancshares Bylaws prior to the special shareholders' meeting. A hearing on this motion is scheduled for May 23, 2003. Bancshares believes the motion lacks merit and intends to defend against it vigorously.

     On May 14, 2003, CPF filed a complaint against Bancshares in the State court of Hawaii seeking a temporary restraining order and preliminary injunction to stop the Special Meeting. The action also asks the court to: (1) declare the meeting in violation of Hawaii law; (2) find the meeting moot; and
(3) stop Bancshares from soliciting shareholder proxies for the May 28, 2003 meeting. Bancshares believes the claims are without merit and intends to defend against them vigorously. On May 16, 2003, CPF's motion for a temporary restraining order was denied.


VOTING, SOLICITATION AND CERTAIN OTHER INFORMATION

     Proxies may be solicited by mail, telephone, telegram, facsimile, electronic mail and other electronic means and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of Bancshares, none of whom will receive additional compensation for such solicitations. Bancshares has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Bancshares shares they hold of record. Bancshares will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

     Bancshares has retained Innisfree M&A Incorporated ("Innisfree") for solicitation and advisory services in connection with the Special Meeting and Bancshares' communications with the Bancshares shareholders with respect to the Proposed Offer to Exchange. Innisfree will receive a fee of approximately
$        for its services and reimbursement of out-of-pocket expenses in connection therewith. Bancshares has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with the engagement. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

     Bancshares has retained Sandler O'Neill as independent financial advisor in connection with, among other things, Bancshares' analysis and consideration of the Proposed Offer to Exchange. Bancshares has agreed to pay Sandler O'Neill fees for such services as described herein under the caption "Certain Matters Relating to Bancshares' Financial Advisors." In connection with Sandler O'Neill's engagement as financial advisor, Bancshares anticipates that certain employees of Sandler O'Neill may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Bancshares shareholders for the purpose of assisting in the solicitation of proxies for the Special Meeting. Sandler O'Neill will not receive any fee for or in connection with such solicitation activities apart form the fees which it is otherwise entitled to receive as described under the caption "Certain Matters Relating to Bancshares' Financial Advisors."

     The entire expense of the solicitation of proxies by the Board of Directors of Bancshares for the Special Meeting is being borne by Bancshares. Bancshares' costs incidental to this proxy solicitation include expenditures for printing, postage, legal and related expenses and are expected to be
approximately $        (which amount does not include costs incurred in
connection with the Proposed Offer to Exchange). Bancshares' total costs incurred to date in furtherance of or in connection with this proxy
solicitation are approximately $       .


BENEFICIAL OWNERSHIP OF BANCSHARES COMMON SHARES


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the knowledge of Bancshares, except as set forth below, no person beneficially owns more than five percent of any class of Bancshares' voting stock. The following table presents information as of May 1, 2003 derived from Schedules 13D filed with the Commission by persons beneficially owning more than five percent of the Common Shares:


                                              NUMBER OF SHARES
                                                AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP (1)     PERCENT OF CLASS (1)
--------------------------------------   --------------------------   ---------------------
TON Finance, B.V.
 De Ruyterkade 120 1011 AB
 Amsterdam, Netherlands

Central Pacific Financial Corp.
 220 South King Street
 Honolulu, Hawaii 96813 ..............             437,005(2)                  11.15%

CB Bancshares, Inc. Employee Stock
 Ownership Plan
 Pacific Century Trust, Trustee
 Financial Plaza of the Pacific
 111 South King Street
 Honolulu, Hawaii 96813 ..............             265,535(3)                   6.77%

(1) Percentage of ownership is based on 3,919,388 shares of common stock outstanding as of May 1, 2003. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act.

(2) Based on (i) the Amendment No. 1 to Schedule 13D filed by CPF with the Commission on May 5, 2003 (the "CPF 13D") and (ii) the Schedule 13D (Amendment No. 1) filed by TON with the Commission on January 31, 2003 (the "TON 13D"). The TON 13D states that TON owns 348,264 shares of Common Stock. In the CPF 13D, CPF states that CPF has sole voting and dispositive power with respect to 88,741 shares of Common Stock, and shares voting power with TON with respect to 295,587 shares pursuant to the terms of the TON Voting Agreement. In the April 13D, CPF disclaims beneficial ownership of any shares of Common Stock covered by the Voting Agreement. Bancshares, however, believes that CPF is deemed to beneficially own all of the 348,264 shares of Common Stock owned by TON.

(3) Participants in the ESOP are entitled to direct the ESOP Trustee how to vote shares which have been allocated to their respective accounts. In the absence of such direction, such shares will be voted by the Trustee as directed by the Retirement Benefits Committee. Unallocated shares in the ESOP will be voted by the Trustee as directed by the Retirement Benefits Committee. The Trustee has sole investment power.


     SECURITY OWNERSHIP OF MANAGEMENT

     The following table presents share ownership for the Directors and the named executive officers as of the close of business on May 1, 2003. Unless there is a footnote to the contrary, sole voting and investment power in the shares owned are held either by the named individual alone or by the named individual and his or her spouse.


                                                                           NUMBER OF SHARES OF           PERCENT OF
                                                                            BANCSHARES COMMON              SHARES
                               NAME                                   STOCK BENEFICIALLY OWNED (1)     OUTSTANDING (1)
------------------------------------------------------------------   ------------------------------   ----------------
Donald J. Andres .................................................               11,386 (7)                     *
Ronald K. Migita .................................................               50,976 (8)                  1.29%
Calvin K. Y. Say .................................................                5,730 (2)                     *
Dwight L. Yoshimura ..............................................                5,730 (2)                     *
Colbert M. Matsumoto .............................................               28,455 (2)(3)(4)(14)        1.04%
Lionel Y. Tokioka ................................................               40,639 (3)(5)(14)              *
Maurice H. Yamasato ..............................................                5,924 (6)                     *
Tomio Fuchu ......................................................                5,730 (2)                     *
Duane K. Kurisu ..................................................                6,940 (2)                     *
Mike K. Sayama ...................................................                5,730 (9)                     *
Richard C. Lim ...................................................               32,199 (10)                    *
Dean K. Hirata ...................................................               10,029 (11)                    *
Jasen H. Takei ...................................................               26,539 (12)                    *
Warren Y. Kunimoto ...............................................               21,239 (13)                    *
Weld, Douglas ....................................................                   --                        --
Directors and Executive Officers as a group (15 persons) .........              236,171                      5.87%


*     Less than 1 percent.

(1) Percentage of ownership is based on 3,919,388 shares of common stock outstanding as of May 1, 2003. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act.

(2)   These shares include 5,730 shares held under exercisable options.

(3) Includes 19,714 shares of Bancshares common stock owned by Island Insurance Co., Ltd. Colbert M. Matsumoto and Lionel Y. Tokioka, directors of Bancshares, are also directors of Island Insurance Co., Ltd; as such, they may be deemed to share voting and dispositive power with respect to those 19,714 shares. Messrs. Matsumoto and Tokioka disclaim beneficial ownership of those 19,714 shares.

(4) Includes 425 shares owned by Island Holdings, Inc. Profit Sharing 401(k) Plan. Colbert M. Matsumoto is a member of the Administrative Committee of Island Holdings, Inc. Profit Sharing 401(k) Plan; as such, he may be deemed to share voting and dispositive power with respect to those 425 shares. Mr. Matsumoto disclaims beneficial ownership of those 425 shares.


(5) Of the 39,278 shares beneficially owned by Lionel Y. Tokioka, 5,730 shares are held under exercisable options. Not included in the 39,278 shares owned by Mr. Tokioka are 1,060 shares owned by Thym, Inc., a related corporation, and 1,492 shares owned by his spouse, as to which he disclaims any beneficial ownership.

(6) Of the 5,924 shares beneficially owned by Maurice H. Yamasato, 3,310 shares are held under exercisable options.

(7) Of the 11,386 shares beneficially owned by Donald J. Andres, 2,026 shares are owned jointly with his former spouse as to which he shares voting and investment power, 1,210 shares are owned by

      Mr. Andres, 2,420 shares are owned by a family limited partnership, as to which he exercises sole voting and investment power, and 5,730 shares are held under exercisable options.

(8) Of 50,976 shares beneficially owned by Ronald K. Migita, 19,575 shares are held by a trust with Mr. Migita and his spouse as co-trustees, as to which he shares voting and investment power, 2,966 shares are owned by Mr. Migita and 27,401 shares are held under exercisable options. Of the 2,966 shares owned by Mr. Migita, 1,034 shares are allocated to his account in the ESOP, the voting of which shares he is entitled to direct.


(9) Of the 5,730 shares beneficially owned by Mike K. Sayama, 5,565 shares are held under exercisable options.

(10) Mr. Lim beneficially owned 32,199 shares of Common Stock, which included 1,513 shares allocated to his account in the ESOP, the voting of which shares he is entitled to direct. These shares include 16,862 shares held under exercisable options.

(11) Mr. Hirata beneficially owned 10,029 shares of Common Stock, which included 477 shares allocated to his account in the ESOP, the voting of which shares he is entitled to direct. These shares include 5,702 shares held under exercisable options.

(12) Mr. Takei beneficially owned 26,539 shares of Common Stock, which included 1,004 shares allocated to his account in the ESOP, the voting of which shares he is entitled to direct. These shares include 15,903 shares held under exercisable options.

(13) Mr. Kunimoto beneficially owned 21,239 shares of Common Stock, which included 878 shares allocated to his account in the ESOP, the voting of which shares he is entitled to direct. These shares include 12,784 shares held under exercisable options.


(14) Includes 1,361 shares of Bancshares common stock owned by National Mortgage & Finance Co., Ltd. Colbert M. Matsumoto and Lionel Y. Tokioka, directors of Bancshares, are also directors of National Mortgage & Finance Co.; as such, they may be deemed to share voting and dispositive power with respect to those 1,361 shares. Messrs. Matsumoto and Tokioka disclaim beneficial ownership of those 1,361 shares.




NO DISSENTER'S RIGHTS

     Dissenters' rights are not available to the shareholders of an "issuing public corporation" in connection with the approval of a "control share acquisition" under the Act.


OTHER MATTERS

     Pursuant to applicable Hawaii law, no other business may be brought before the Special Meeting. However, if any other matter properly comes before the Special Meeting, the named proxies will vote all proxies granted to them in their sole discretion.


INFORMATION ABOUT BANCSHARES

     Bancshares is a Hawaii corporation with its principal executive offices located at 201 Merchant Street, Honolulu, Hawaii 96813. The telephone number of Bancshares is (808) 535-2500.

     Bancshares is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by Bancshares may be obtained on the Commission's website at http://www.sec.gov and directly from the Commission, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such materials also are available for inspection and copying at the principal office of the Commission at the address set forth immediately above.


INFORMATION ABOUT CPF

     CPF is a Hawaii corporation with its principal executive offices located at 220 South King Street, Honolulu, Hawaii 96813. The telephone number of CPF is (808) 544-0500.

     CPF is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by CPF may be obtained on the Commission's website at http://www.sec.gov and directly from the Commission, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such materials also are available for inspection and copying at the principal office of the Commission at the address set forth immediately above.

SHAREHOLDER PROPOSALS

     In order for a shareholder proposal made pursuant to Rule 14a-8 to be eligible to be included in Bancshares' proxy statement and form of proxy for the 2004 annual meeting of shareholders, such proposal much be received by Bancshares no later than November 14, 2003. Proposals must be submitted in writing and sent to the Secretary of Bancshares at CB Bancshares, Inc., 201 Merchant Street, Honolulu, Hawaii 96813.

     A shareholder who intends to present a proposal at Bancshares' annual meeting in 2004, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide Bancshares notice of the proposal no later than January 28, 2004, or management of Bancshares will have discretionary voting authority at the 2004 annual meeting with respect to any such proposal without providing any advice on the nature of the proposal in Bancshares' annual meeting proxy statement.

FORWARD-LOOKING STATEMENTS

     This Proxy Statement may be deemed to include forward-looking statements, such as statements that relate to Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are Bancshares current estimates or expectations of future events or future results. For such statements, Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this news release are based on information available at the time of the release, and Bancshares assumes no obligation to update any forward-looking statement.

OTHER INFORMATION

     The information concerning CPF and the Proposed Offer to Exchange contained herein has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although Bancshares has no knowledge that would indicate that statements relating to CPF and the Proposed Offer to Exchange contained in this Proxy Statement in reliance upon publicly available information are inaccurate or incomplete, it has not had access to the books and records of CPF, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, Bancshares does not take any responsibility for the accuracy or completeness of such information or for any failure by CPF to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD PROMPTLY AND ADVISE EACH BANK, BROKER OR OTHER NOMINEE HOLDER OF BANCSHARES SHARES TO VOTE YOUR BANCSHARES SHARES AGAINST THE CONTROL SHARE ACQUISITION PROPOSAL DESCRIBED ABOVE.

                             ---------------------

Subject to future developments, Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by CPF. Shareholders of Bancshares are advised to read Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 when it becomes available because it will contain important information. Shareholders of Bancshares and other interested parties may obtain, free of charge, copies of the Schedule 14D-9 (when available) and other documents filed by Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at Bancshares at 808-546-8413.

                                                                         ANNEX A


                    ACQUIRING PERSON INFORMATION STATEMENT

This Acquiring Person Information Statement (this "Statement"), dated as of May 9, 2003, is being delivered at the principal executive offices of CB Bancshares, Inc., a Hawaii corporation ("CB" or the "Company") at 201 Merchant Street, Honolulu, Hawaii 96813.

This Statement supercedes in its entirety an Information Statement, dated as of April 28, 2003, delivered to the Company on the same date under Section 414E-2(c) of Chapter 414E of the Hawaii Business Corporation Act (the "Original Statement"). The terms of the proposed control share acquisition were set forth in the Original Statement by reference to a proposed Exchange Offer attached to the Original Statement (the "Original Exchange Offer"). The Original Statement was rescinded and withdrawn by the Acquiring Person as of May 9, 2003 because it did not reflect the terms of a proposed control share acquisition that was delivered by the Acquiring Person on May 9, 2003. The Original Exchange Offer is no longer in effect.

       1. Identity of the Acquiring Person. Central Pacific Financial Corp., a Hawaii corporation ("CPF" or the "Acquiring Person"). The principal executive office of the Acquiring Person is 220 South King Street, Honolulu, Hawaii 96813.

       2. Delivered Pursuant to Hawaii Law. The Acquiring Person is delivering this Statement pursuant to Section 414E-2(c) of Chapter 414E of the Hawaii Business Corporation Act.(1)

       3. Number of Shares Beneficially Owned. The Acquiring Person is currently the beneficial owner of 88,741 shares of the outstanding common stock, $1.00 par value per share, of CB ("Common Stock"). On April 25, 2003, the Acquiring Person filed information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act") on Schedule 13D, as amended on May 5, 2003, covering 384,328 Common Shares. Moreover, to eliminate technical legal issues raised by CB with respect to the shares owned by TON Finance, B.V.("TON") over which we have limited voting power pursuant to a Voting Agreement between CPF and TON, dated as of April 16, 2003, that is described in the Schedule 13D, we have released TON from all its voting obligations as they relate to proposed control share acquisitions pursuant to the Hawaii Control Share Acquisitions statute, whether at the May 28 meeting or the June 26 meeting. For purposes of this statute, we acknowledge beneficial ownership of those shares and will not contest the assertion of CB that those shares are not entitled to vote at the special shareholders meeting, whether held on May 28 or June 26. Except as discussed above, the filing of the Schedule 13D should not be construed as an admission by the Acquiring Person that it is, for the purpose of Section 13(d) of the Exchange Act, or any other federal or State law, the beneficial owner of any Common Shares other than the 88,741 shares reported herein.

       4. Range of Voting Power in the Election of Directors of CB that Would Result from the Control Share Acquisition. If consummated, the proposed transaction (the "Control Share Acquisition") would result in the acquisition of at least a majority and up to 100% of the voting power of the capital stock of the Company.

       5. Terms of the Proposed Acquisition. The Acquiring Person seeks to acquire at least a majority and up to 100% of the outstanding Common Shares on the terms and subject to the conditions set forth in the exchange offer filed by the Acquiring Person as a part of the Registration Statement on Form S-4 filed with the SEC (File No. 333-104783), as amended by Amendment No. 2, on May 9, 2003,

----------
(1) Notwithstanding the making and delivery of this Statement, the Acquiring Person reserves all rights to (i) challenge the constitutionality, validity and/or legality of all or any part of Chapter 414E and related provisions of the Hawaii Business Corporation Act and the application of such provisions to the Acquiring Person's acquisition of capital stock of CB or the Amended Exchange Offer (as defined herein) and/or (ii) seek an amendment to the Articles of Incorporation or Bylaws of CB to provide that Chapter 414E and related provisions of the Hawaii Business Corporation Act do not apply to control share acquisitions of capital stock, including, but not limited to, pursuant to the Amended Exchange Offer (as defined herein).

and as may be further amended from time to time (the "Amended Exchange Offer"), or otherwise. This Registration Statement may be obtained for free on be SEC web site at http://www.sec.gov. Besides the Amended Exchange Offer, the Acquiring Person reserves the right to purchase Common Shares either before commencement or after completion of the Amended Exchange Offer in privately negotiated transactions and in open market purchases on terms and conditions established at that time.

   SOURCE OF FUNDS OR OTHER CONSIDERATION AND THE MATERIAL TERMS OF THE FINANCIAL ARRANGEMENTS FOR THE CONTROL SHARE ACQUISITION. The Acquiring Person will utilize shares of its common stock and cash available from working capital, proceeds from the sale of Trust Preferred Securities, of which $15 million has been raised, and dividends from its subsidiaries as described in the attached Amended Exchange Offer. The Acquiring Person may sell additional Trust Preferred Securities, estimated to be in the range of $10 million to $15 million as a result of the increase in the aggregate cash amount and a decrease in the aggregate common stock to be issued in the Amended Exchange Offer. The amount of any such additional sale of Trust Preferred Securities or the terms thereof have not been determined. The Acquiring Person will seek the approval of its shareholders to issue additional shares as required by the rules of the New York Stock Exchange.

   PLANS OR PROPOSALS OF THE ACQUIRING PERSON TO LIQUIDATE THE COMPANY, SELL ALL OR SUBSTANTIALLY ALL OF ITS ASSETS, OR MERGE IT OR EXCHANGE ITS SHARES WITH ANY OTHER PERSON. The purpose of the Control Share Acquisition is for the Acquiring Person to acquire control of, and ultimately the entire equity interest in, the Company. As soon as practicable after completion of the Control Share Acquisition, and subject to the requirements of applicable law, the Acquiring Person intends to seek to have the Company complete a merger with the Acquiring Person, or a wholly owned subsidiary of the Acquiring Person ("Merger"), in which each outstanding share of capital stock of the Company (except for treasury shares of the Company and shares beneficially owned directly or indirectly by the Acquiring Person for its own account) would be converted into the right to receive the same consideration to be paid in the Amended Exchange Offer, subject to dissenters' rights available under Hawaii law. Pursuant to the current terms of the Amended Exchange Offer, each Company shareholder may elect to exchange each Common Share for the per share consideration, the value of which will equal $24.50 plus the product of 1.7606 and the average closing price of the Acquiring Person's common stock for the 20 trading day period ending one trading day prior to the closing of the Amended Exchange Offer. After the Company's 10% stock dividend, which was announced on April 29, 2003, the value of the per share consideration pursuant to the current terms of the Amended Exchange Offer will equal $22.27 plus the product of
   1.6005 and the average closing price of the Acquiring Person's common stock for the 20 trading day period ending one trading day prior to the closing of the Amended Exchange Offer. For a more detailed description of the terms and conditions of the Amended Exchange Offer, reference is made to the Amended Exchange Offer, which is incorporated herein by reference.

   No determination has been made with respect to the sale or transfer of a material amount of assets of the Company or any of its subsidiaries, but if the Control Share Acquisition and the Merger are consummated, it is likely that bank offices outside of Hawaii will be closed and any branch office that is adjacent to a branch of CPF's bank subsidiary or that carries other unfavorable features will be consolidated with the relevant CPF bank subsidiary branch. It is currently estimated that up to 10 branches may be consolidated.

   CHANGE THE LOCATION OF ITS PRINCIPAL EXECUTIVE OFFICE OR A MATERIAL PORTION OF ITS BUSINESS ACTIVITIES. Upon completion of the Merger it is expected that the principal executive office of the Company will be consolidated with the principal executive office of the Acquiring Person at 220 South King Street, Honolulu. It is expected that the business activities of the Company will remain substantially the same except that such activities will be conducted under the name of the Acquiring Person and its wholly owned subsidiaries.

   CHANGE MATERIALLY ITS MANAGEMENT OR POLICIES OF EMPLOYMENT. It is anticipated that senior management of the Acquiring Person will continue in such capacities following the Control Share Acquisition and Merger. Upon completion of the Merger, the Acquiring Person will consider offering certain members of the Company's board of directors positions on the board of directors of the

   Acquiring Person or its subsidiaries, in its sole discretion. Directors who do not become members of the board of directors of the Acquiring Person may be offered membership on an advisory board of the Acquiring Person. Upon completion of the Merger, it is expected that employees of the Company will be offered, to the extent possible, similar positions at the Acquiring Person or its subsidiaries and will be entitled to participate in insurance and other benefit programs under the Acquiring Person's benefit plans. The Acquiring Person's policies for staff integration were publicly disclosed in a letter to the Acquiring Person's employees dated May 2, 2003. A copy of this letter was filed with the SEC on May 5, 2003. This letter may be obtained for free on the SEC website at http://www.sec.gov.


   ALTER MATERIALLY ITS RELATIONSHIP WITH SUPPLIERS OR CUSTOMERS OR THE COMMUNITIES IN WHICH IT OPERATES. Upon completion of the Merger, the Acquiring Person does not expect to alter the relationship between the Company and its customers in any material respect. With respect to suppliers, it is expected that the Acquiring Person will review all vendor relationships prior to the Merger and eventually consolidate or eliminate duplicate functions. The Acquiring Person does not expect to abandon or materially alter its relationship to any community in which the Company or the Acquiring Person currently operates.


   ANY OTHER MATERIAL CHANGE IN ITS BUSINESS, CORPORATE STRUCTURE, MANAGEMENT, OR PERSONNEL, AND SUCH OTHER INFORMATION WHICH WOULD AFFECT THE DECISION OF A SHAREHOLDER WITH RESPECT TO VOTING ON THE PROPOSED CONTROL SHARE ACQUISITION. The Acquiring Person believes that all material facts which would affect the decision of a shareholders with respect to voting on the proposed Control Share Acquisition are set forth in the preliminary proxy statement of the Acquiring Person filed with the SEC on May 9, 2003, and the Amended Exchange Offer.


IN WITNESS WHEREOF, CENTRAL PACIFIC FINANCIAL CORP. HAS CAUSED THIS STATEMENT TO BE EXECUTED BY ITS DULY AUTHORIZED OFFICER AS OF THE DATE FIRST SET FORTH ABOVE.


                                          CENTRAL PACIFIC FINANCIAL CORP.





                                          By: /s/ Clint Arnoldus
                                              -------------------------------
                                              Name:  Clint Arnoldus
                                                     ------------------------
                                              Title: Chairman, President, CEO
                                                     ------------------------

                    ACQUIRING PERSON INFORMATION STATEMENT

This Acquiring Person Information Statement (this "Statement"), dated as of April 28, 2003, is being delivered at the principal executive offices of CB Bancshares, Inc., a Hawaii corporation (the "Company") at 201 Merchant Street, Honolulu, Hawaii 96813.

     1. Identity of the Acquiring Person. Central Pacific Financial Corp., a Hawaii corporation ("CPF" or the "Acquiring Person"). The principal executive office of the Acquiring Person is 220 South King Street, Honolulu, Hawaii 96813.

     2. Delivered Pursuant to Hawaii Law. The Acquiring Person is delivering this Statement pursuant to Section 414E-2(c) of Chapter 414E (Control Share Acquisitions) of the Hawaii Revised Statutes, as amended.(1)

     3. Number of Shares Beneficially Owned. The Acquiring Person is currently the beneficial owner of 88,741 shares of the outstanding common stock, $1.00 par value per share, of CB ("Common Shares"). On April 25, 2003, Acquiring Person filed information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") on Schedule 13D covering 384,328 Common Shares. The filing of the Schedule 13D should not be construed as an admission by Acquiring Person that it is, for the purpose of Section 13(d) of the Exchange Act, or any other federal or State law, including specifically Chapter 414E, the beneficial owner of any Common Shares other than the 88,741 shares reported therein.

     4. Range of Voting Power in the Election of Directors of CB that Would Result from the Control Share Acquisition. If consummated, the proposed transaction (the "Control Share Acquisition") would result in the acquisition of at least a majority of the voting power of the capital stock of the Company.

     5. Terms of the Proposed Acquisition. On the terms and subject to the conditions set forth in the Exchange Offer filed by the Acquiring Person as a part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 28, 2003 (as amended from time to time, the "Exchange Offer"), the Acquiring Person seeks to acquire at least a majority and up to 100% of the outstanding Common Shares. A copy of the Exchange Offer is attached as Exhibit A hereto and incorporated herein by this reference. In addition to the acquisition of shares in the Exchange Offer, the Acquiring Person reserves the right to purchase Common Shares in privately negotiated transactions and in open market purchases.

SOURCE OF FUNDS OR OTHER CONSIDERATION AND THE MATERIAL TERMS OF THE FINANCIAL ARRANGEMENTS FOR THE CONTROL SHARE ACQUISITION. The Acquiring Person will utilize shares of its common stock and cash available from working capital, proceeds from the sale of Trust Preferred Securities, of which $15 million has been raised, and dividends from its subsidiaries as described in the attached Exchange Offer. The Acquiring Person will seek the approval of its shareholders to issue additional shares as required by the rules of the New York Stock Exchange.

PLANS OR PROPOSALS OF ACQUIRING PERSON TO LIQUIDATE THE COMPANY, SELL ALL OR SUBSTANTIALLY ALL OF ITS ASSETS, OR MERGE IT OR EXCHANGE ITS SHARES WITH ANY OTHER PERSON. The purpose of the Control Share Acquisition is for the Acquiring Person to acquire control of, and ultimately the entire equity interest in, the Company. As soon as practicable after completion of the Control Share Acquisition, and subject to the requirements of applicable law, the Acquiring Person intends to seek to have the Company complete a merger with the Acquiring Person, or a wholly owned subsidiary of the Acquiring Person ("Merger"), in which each outstanding share of capital stock of the Company (except for treasury shares of the Company

----------
(1) Notwithstanding the making and delivery of this Statement, the Acquiring Person reserves all rights to (i) challenge the constitutionality, validity and/or legality of all or any part of Chapter 414E and related provisions of the Hawaii Revised Statutes, as amended, and the application of such provisions to the Acquiring Person's acquisition of capital stock of CB or the Exchange Offer (as defined herein) and/or (ii) seek an amendment to the Articles of Incorporation or Bylaws of CB to provide that Chapter 414E and related provisions of the Hawaii Revised Statutes, as amended do not apply to control share acquisitions of capital stock, including, but not limited to, pursuant to the Exchange Offer (as defined herein).

and shares beneficially owned directly or indirectly by the Acquiring Person for its own account) would be converted into the right to receive the same consideration to be paid in the Exchange Offer subject to dissenters' rights available under Hawaii law. Pursuant to the Exchange Offer, each Company shareholder may elect to exchange each Common Share for cash, the Acquiring Person's common stock, or a fixed exchange of $21.00 in cash plus 1.8956 shares of the Acquiring Person's common stock. Regardless of the type of election made by the Company's shareholders, the value of the consideration received for each tendered Common Share will be the same. The value of the per share consideration will equal $21.00 plus the product of 1.8956 and the average closing price of the Acquiring Person's common stock for the 20 trading day period ending on one trading day prior to the expiration date of the exchange offer. Depending on the elections made by the Company's shareholders, those choosing all cash or all stock may be subject to proration. For a more detailed description of the terms and conditions of the Control Share Acquisition, reference is made to the information set forth in the attached Exchange Offer.

No determination has been made with respect to the sale or transfer of a material amount of assets of the Company or any of its subsidiaries, but if the Control Share Acquisition and the Merger are consummated, it is likely that bank offices outside of Hawaii will be closed and that the resulting combined branch network will be evaluated for consolidation opportunities. It is currently estimated that up to 10 branches of the combined branch network may be closed.

CHANGE THE LOCATION OF ITS PRINCIPAL EXECUTIVE OFFICE OR A MATERIAL PORTION OF ITS BUSINESS ACTIVITIES. Upon completion of the Merger it is expected that the principal executive office of the Company will be consolidated with the principal executive office of the Acquiring Person at 220 South King Street, Honolulu. It is expected that the business activities of the Company will remain substantially the same except that such activities will be conducted under the name of the Acquiring Person and its wholly owned subsidiaries.

CHANGE MATERIALLY ITS MANAGEMENT OR POLICIES OF EMPLOYMENT. It is anticipated that senior management of Acquiring Person will continue in such capacities following the Control Share Acquisition and Merger. Upon completion of the Merger, Acquiring Person will consider offering certain members of the Company's management and its board of directors management positions and board seats, respectively, with the Acquiring Person or its subsidiaries, in its sole discretion. Directors, who do not become members of the board of directors of the Acquiring Person, may be offered membership on an advisory board of the Acquiring Person. Upon completion of the Merger, it is expected that employees of the Company will be offered, to the extent possible, similar positions at the Acquiring Person or its subsidiaries and will be entitled to participate in insurance and other benefit programs under Acquiring Person's benefit plans.

ALTER MATERIALLY ITS RELATIONSHIP WITH SUPPLIERS OR CUSTOMERS OR THE COMMUNITIES IN WHICH IT OPERATES. Upon completion of the Merger, the Acquiring Person does not expect to alter the relationship between the Company and its customers in any material respect. With respect to suppliers, it is expected that the Acquiring Person will review all vendor relationships prior to the Merger and eventually consolidate or eliminate duplicate functions. Acquiring Person does not expect to abandon any community in which the Company or Acquiring Person currently operates.

ANY OTHER MATERIAL CHANGE IN ITS BUSINESS, CORPORATE STRUCTURE, MANAGEMENT, PERSONNEL, AND SUCH OTHER INFORMATION WHICH WOULD AFFECT THE DECISION OF A SHAREHOLDER WITH RESPECT TO VOTING ON THE PROPOSED CONTROL SHARE
ACQUISITION. Acquiring Person does not currently anticipate any material change to the business, corporate structure, management, or personnel that is not referred to in this Information Statement or in the Exchange Offer and related registration statement. The Acquiring Person hereby represents that it has the financial capacity to fully consummate such proposed Control Share Acquisition upon the terms and subject to the conditions described herein and in the Exchange Offer. The facts upon which the foregoing representations are based are set forth in the Exchange Offer.

     IN WITNESS WHEREOF, Central Pacific Financial Corp. has caused this Information Statement to be executed by its duly authorized officer as of the date first set forth above.


                                          CENTRAL PACIFIC FINANCIAL CORP.


                                          By: /s/ Clint Arnoldus
                                              -------------------------
                                              Name: Clint Arnoldus
                                              Title: President

                                                                         ANNEX B


                       HAWAII CONTROL SHARE ACQUISITIONS


                                 CHAPTER 414E


Section 414E-1. Definitions. As used in this chapter, unless the context otherwise requires:

     "Acquiring person" means a person who is required to deliver an information statement.

     "Beneficial ownership" shall be determined pursuant to section 13 of the federal Securities Exchange Act of 1934 and the rules adopted thereunder, as amended.

     "Control share acquisition" means an acquisition of shares of an issuing public corporation resulting in beneficial ownership by an acquiring person of a new range of voting power specified in this chapter, but does not include an acquisition:

       (1) Before or pursuant to an agreement entered into before July 1, 1987;


       (2) By a donee pursuant to an inter vivos gift not made to avoid this chapter or by a distributee as defined in chapter 560;

       (3) Pursuant to a security agreement not created to avoid this chapter;

       (4) Pursuant to a merger or share exchange executed in accordance with applicable law, if the issuing public corporation is a party to the plan of merger or share exchange;

       (5) From the issuing public corporation;

       (6) That is approved by resolution of the board of directors of the issuing public corporation before the acquisition occurs; or

       (7) That the board of directors of the issuing public corporation determines, by resolution before the acquisition occurs, is not a control share acquisition.

     "Issuing public corporation" means a corporation incorporated in this State with at least one hundred shareholders and having its principal place of business or substantial assets located in this State.

Section  414E-2. Control share acquisitions.

     (a) Unless otherwise expressly provided in the articles of incorporation of an issuing public corporation, this section applies to a control share acquisition.

     (b) All shares acquired by an acquiring person in violation of subsection
(e) shall be denied voting rights for one year after acquisition. The shares shall be nontransferable on the books of the corporation for one year after acquisition and the corporation, during the one-year period, shall have the option to call the shares for redemption either at the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ending prior to the date of the call for redemption. The redemption shall occur on the date set in the call notice but not later than sixty days after the call notice is given.

     (c) A person proposing to make a control share acquisition shall deliver to the issuing public corporation at its principal executive office an information statement containing all of the following:

       (1) The identity of the person;

       (2) A reference that the statement is made under this section;

       (3) The number of shares of the issuing public corporation beneficially owned by the person;

       (4) A specification of which of the following ranges of voting power in the election of directors would result from consummation of the control share acquisition:

          (A) At least ten per cent but less than twenty per cent;

          (B) At least twenty per cent but less than thirty per cent;

          (C) At least thirty per cent but less than forty per cent;

          (D) At least forty per cent but less than a majority; or

          (E) At least a majority; and

       (5) The terms of the proposed control share acquisition, including, but not limited to, the source of funds or other consideration and the material terms of the financial arrangements for the control share acquisition; any plans or proposals of the acquiring person to liquidate the issuing public corporation, sell all or substantially all of its assets, or merge it or exchange its shares with any other person, change the location of its principal executive office or of a material portion of its business activities, change materially its management or policies of employment, alter materially its relationship with suppliers or customers or the communities in which it operates, or make any other material change in its business, corporate structure, management, or personnel, and such other information which would affect the decision of a shareholder with respect to voting on the proposed control share acquisition.

     (d) Within five days after receipt of an information statement pursuant to subsection (c), a special meeting of the shareholders of the issuing public corporation shall be called pursuant to section 414-122, to vote on the proposed control share acquisition. The meeting shall be held no later than fifty-five days after receipt of the information statement, unless the acquiring person agrees to a later date and no sooner than thirty days after receipt of the information statement, unless the acquiring person so requests in writing when delivering the information statement. The notice of the meeting at a minimum shall be accompanied by a copy of the information statement, and a statement disclosing that the issuing public company recommends:

       (1) Acceptance of;

       (2) Expresses no opinion and is remaining neutral toward; or

       (3) Is unable to take a position with respect to;

the proposed control share acquisition.

     The notice of meeting shall be given within twenty-five days after receipt of the information statement.

Notwithstanding any contrary provision of this chapter, a proxy relating to a meeting of shareholders required under this subsection must be solicited separately from the offer to purchase or solicitation of an offer to sell shares of the issuing public corporation and must not be solicited sooner than thirty days before the meeting unless otherwise agreed in writing by the acquiring person and the issuing public corporation.

     (e) The acquiring person may consummate the proposed control share acquisition if and only if both the following occur:

       (1) The proposed control share acquisition is approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote which are not beneficially owned by the acquiring person. A class or series of shares of the corporation is entitled to vote as a class or series if any provision of the control share acquisition would, if contained in a proposed amendment to the articles, entitle the class or series to vote as a class or series; and

       (2) The proposed control share acquisition is consummated within one hundred eighty days after shareholder approval.

                                                                        ANNEX C

[SANDLER O'NEILL & PARTNERS, L.P. LOGO]

                                           [INVESTMENT BANKING GROUP LETTERHEAD]

May 12, 2003



Board of Directors
CB Bancshares, Inc.
201 Merchant Street
Honolulu, Hawaii 96813


Gentlemen:

     We understand that on May 9, 2003, Central Pacific Financial Corp. ("CPF") proposed an exchange offer (the "CPF Offer") for all outstanding shares of the common stock, par value $1.00 per share (the "Company Common Stock"), of CB Bancshares, Inc. (the "Company"). Pursuant to the terms and conditions of the CPF Offer as more fully set forth in the Prospectus (the "CPF Prospectus") contained in CPF's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 28, 2003, as amended through the date hereof (the "Registration Statement"), CPF proposes to exchange (on a basis giving effect to the 10% stock dividend announced by the Company on April 29, 2003 payable to shareholders of record on June 16, 2003)
1.6005 shares of common stock, no par value per share, of CPF (the "CPF Common Stock") and $22.27 in cash for each of the issued and outstanding shares of the Company Common Stock, or at the election of the shareholders of the Company, consideration consisting solely of cash or shares of CPF Common Stock, subject to election and proration procedures which provide generally, among other things, that the total amount of cash paid by CPF in the CPF Offer will not exceed the product of $22.27 multiplied by the total number of shares of the Company Common Stock accepted for exchange and the total number of shares of CPF Common Stock issued by CPF in the CPF Offer will not exceed the product of
1.6005 multiplied by the total number of shares of Company Common Stock accepted for exchange (the "Consideration"). The CPF Prospectus states that CPF presently intends, after completion of the CPF Offer, to merge the Company with CPF or a wholly-owned subsidiary of CPF pursuant to which each outstanding share of the Company Common Stock (other than shares of Company Common Stock held by CPF, shares of Company Common Stock held in the treasury of the Company and shares of Company Common Stock held by shareholders who properly exercise their dissenters' rights under Hawaii law) would be converted into the right to receive the Consideration (such subsequent transaction, together with the CPF Offer, being hereinafter referred to as the "CPF Acquisition Proposal").

     You have asked us to advise you with respect to the adequacy, from a financial point of view, of the Consideration to the holders of the Company Common Stock, other than CPF and its affiliates.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have, among other things: (i) reviewed the CPF Prospectus, the Preliminary Proxy Statement on
Schedule 14A filed by CPF with the Commission on May 9, 2003, and certain related documents, including, without limitation, the investor presentation dated April 17, 2003 filed by CPF with the Commission on Form 425 on April 16, 2003; (ii) reviewed the Preliminary Proxy Statement on Schedule 14A filed by the Company with the Commission on May 5, 2003; (iii) reviewed certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iv) reviewed certain publicly available financial statements and other historical financial information of CPF that we deemed relevant; (v) reviewed internal financial projections for the Company for the years ending December 31, 2003 and 2004 prepared by and reviewed with senior management of the Company and conducted limited discussions with members of senior management of the Company regarding the Company's business, financial condition, results of operations and prospects; (vi) reviewed earnings per share estimates for CPF for the years ending December 31, 2003 and 2004 published by I/B/E/S; (vii) reviewed the publicly reported historical price and trading activity for the Company Common Stock and CPF Common Stock; (viii) reviewed certain publicly reported financial and stock market data for each of the Company and CPF and compared that data with similar publicly available information for certain other publicly traded companies that we deemed relevant; (ix) considered the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; and (x) considered the current market environment generally and the banking environment in particular and such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not requested to solicit indications of interest from, and did not hold discussions with, third parties regarding the possible acquisition of all or part of the Company.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company nor have we reviewed any individual credit files relating to the Company and, with your permission, we have assumed that the Company's allowance for loan losses is adequate to cover such losses. We are not accountants and have relied upon the reports of the independent accountants for the Company for the accuracy and completeness of the audited financial statements made available to us. With respect to the financial projections reviewed with management, management has confirmed that they reflect the best currently available estimates and judgments of management of the future financial performance of the Company and we have assumed that such performance will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses and have also assumed that there has been no material adverse change in the Company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.

     As you are aware, we have not had access to non-public information regarding CPF, nor have we had an opportunity to conduct customary due diligence with respect to business, financial or other information relating to CPF. With respect to the financial projections for CPF used in our analyses, we have based our analyses on a review of earnings per share estimates for CPF and public statements of CPF management regarding CPF's expected future performance, including estimates of future cost savings anticipated to result from the consummation of the CPF Acquisition Proposal contained in certain communications from CPF that were made available to the public and filed with the Commission. We express no opinion as to such financial projections or the assumptions on which they are based.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Company Common Stock or CPF Common Stock may trade at any time.

     We are acting as the Company's financial advisor in connection with the CPF Acquisition Proposal and will receive a fee from the Company for our services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and CPF or their affiliates. We may also actively trade the equity and/or debt securities of both the Company and CPF or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the CPF Acquisition Proposal and does not constitute a recommendation to any shareholder as to whether or not such shareholder should tender shares pursuant to the CPF Offer or with respect to how such shareholder should vote or act on any matter relating to the CPF Offer. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to any Proxy Statement on Schedule 14A filed by the Company with the Commission with respect to the CPF Offer and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is inadequate, from a financial point of view, to the holders of the Company Common Stock, other than CPF and its affiliates.


                                     Very truly yours,


                                     /s/ Sandler O'Neill & Partners, L.P.

                                   IMPORTANT


     Your vote is important! No matter how many shares of Bancshares common stock you own, please give your Board of Directors your support and your vote by signing, dating and mailing the enclosed WHITE proxy card in the postage paid envelope provided.

     If you have any questions, or need any assistance in voting your Bancshares shares, please contact Innisfree M&A Incorporated, at the address or phone numbers set forth below. If any Bancshares shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Bancshares shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and advise them to vote AGAINST the Control Share Acquisition.


                          Innisfree M&A Incorporated
                        501 Madison Avenue, 20th Floor
                           New York, New York 10022


                            Call Toll Free: 1-877-
                     Banks and Brokers call collect: 212-

                                      PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CB BANCSHARES, INC. FOR THE SPECIAL MEETING OF SHAREHOLDERS OF CB BANCSHARES, INC.

                UNDER CHAPTER 414E OF THE HAWAII REVISED STATUTES

         The undersigned hereby appoints Colbert M. Matsumoto, Mike K. Sayama and Maurice H. Yamasato, and each of them, with full power of substitution and resubstitution, attorneys and proxies of the undersigned to vote all shares of Common Stock, par value $1.00 per share, of CB Bancshares, Inc. ("Bancshares") that the undersigned is entitled to vote, and with all the power that the undersigned would possess, if personally present, at the Special Meeting of Bancshares shareholders to be held at 8:00 a.m. local time on May 28, 2003 (the "Special Meeting"), or at any adjournment or postponement of the Special Meeting, in the manner set forth herein.

THIS PROXY IS REVOCABLE AND WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED AGAINST THE ACQUISITION PROPOSAL. In their discretion, the proxies named above are authorized to vote upon such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

                             [FORM OF REVERSE SIDE]

 PLEASE MARK VOTE AS IN THIS EXAMPLE.

ACQUISITION PROPOSAL. A resolution of Bancshares' shareholders approving the acquisition by Central Pacific Financial Corp. of at least a majority of the shares of Bancshares common stock pursuant to the proposed Offer to Exchange by Central Pacific Financial Corp. ("CPF"), as set forth in Amendment No. 2 to CPF's registration statement on Form S-4 dated May 9, 2003, as the same may be amended.

            [ ] AGAINST            [ ] FOR             [ ] ABSTAIN

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSAL SET FORTH ABOVE




                            All previous proxies given by the undersigned to vote at the Special Meeting or at any adjournment or postponement thereof are hereby revoked.


                                                         Date:           , 2003
                           -----------------------------       ----------
                           (Signature)

                           -----------------------------
                           (Signature, if jointly held)

                           -----------------------------
                           (Title)


NOTE: Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).